Exhibit 2.2

ASSET PURCHASE AGREEMENT

by and between

AMERENENERGY MEDINA VALLEY COGEN L.L.C.

and

AMEREN ENERGY GENERATING COMPANY

dated as of

March 14, 2013

PURCHASE OF GRAND TOWER,

GIBSON CITY AND ELGIN ENERGY CENTERS AND RELATED ASSETS

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SCHEDULES

Schedule 1.1(a)	–	Knowledge with respect to Seller
Schedule 1.1(b)	–	Knowledge with respect to Buyer
Schedule 2.1(a)	–	Real Property Interests
Schedule 2.1(g)	–	Assumed Agreements
Schedule 2.2(h)	–	Excluded Software
Schedule 4.5	–	Seller Governmental Consents
Schedule 4.10(a)	–	Contracts
Schedule 4.11	–	Labor Matters
Schedule 4.15	–	Real Property Interests
Schedule 5.5	–	Buyer Governmental Consents
Schedule 7.5	–	Credit Support Obligations

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 14, 2013, is entered into by and between Ameren Energy Generating Company, an Illinois corporation (the “Seller”), and AmerenEnergy Medina Valley Cogen L.LC., an Illinois limited liability company (the “Buyer”).

RECITALS

A. The Seller has exercised its rights under the Put Option Agreement between the parties dated as of March 28, 2012, as amended by that certain Novation and Amendment, dated as of March 14, 2013, between the Seller, the Buyer, AmerenEnergy Resources Generating Company, an Illinois corporation, and, solely with respect to Section 4 thereof, Ameren Corporation, a Missouri corporation (as amended, the “Put Option Agreement”) to put the Energy Centers to the Buyer.

B. At the Closing described below, upon the satisfaction of the conditions set forth herein, and pursuant to the terms hereunder, Buyer will purchase, acquire, accept and assume, and the Seller will sell and assign, certain assets and liabilities associated with the Energy Centers, as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1.

Definitions

Section 1.1 Defined Terms. Unless the context requires otherwise, capitalized terms used in this Agreement shall have the meanings specified in this Section 1.1.

“AER Transaction Agreement” means that certain Transaction Agreement, dated as of March 14, 2013, by and between Ameren Corporation and Illinois Power Holdings, LLC, a Delaware limited liability company.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocation” has the meaning set forth in Section 9.4(a).

“Assumed Agreements” means all agreements entered into by the Seller primarily in connection with the ownership, operation and maintenance of the Energy Centers.

“Assumed Environmental Matters” means (i) any known or unknown violations of Environmental Law occurring at any time at, on or prior to the Closing Date in connection with any of the Purchased Assets or the Energy Centers, or (ii) the known or unknown presence or Release of any Hazardous Substances at, on or prior to the Closing Date to soil, sediment, surface water, groundwater or air on, at, under, or from any Purchased Asset, including any migration of such Hazardous Substances from the Energy Centers or any Purchased Asset to any off-site location, (iii) any Hazardous Substances generated by or at any of the Purchased Assets or the Energy Centers at, on or prior to the Closing Date and sent to an offsite location for treatment, storage, disposal or recycling prior to the Closing Date, or (iv) any other liabilities arising under any Environmental Law in connection with the Purchased Assets or Energy Centers.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Burdened Property” has the meaning set forth in Section 4.15.

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Additional Consents” has the meaning set forth in Section 5.6.

“Buyer Governmental Consents” has the meaning set forth in Section 5.5.

“Buyer Indemnified Party” means Buyer and all of its Affiliates, and each of their respective shareholders, partners, members, investors, directors, officers, employees and agents.

“Buyer Required Consents” means, collectively, the Buyer Governmental Consents and Buyer Additional Consents.

“Cap Amount” means an amount equal to ten percent (10%) of the Purchase Price.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the United States Internal Revenue Code of 1986, and any successor statute.

“Collective Bargaining Agreement” has the meaning set forth in Section 4.11.

“Contracts” has the meaning set forth in Section 4.10.

“Credit Support Obligations” has the meaning set forth in Section 7.5.

“Deeds” has the meaning set forth in Section 3.2.1(a)(i).

“Dollars” or “$” means the lawful currency of the United States of America.

“Elgin Energy Center” means the 476 nameplate MW simple cycle, natural gas fired power generation facility located at 1559 Gifford Rd., Elgin, Illinois.

“Emissions Credits” means credits, allowances or other similar measures, in units established by applicable Governmental Authorities, resulting from the reduction of pollutants or substances (including volatile organic compounds, greenhouse gasses, NOx and SOx) or changes in technology from or related to the Energy Centers, that have been issued by the applicable Governmental Authority.

“Employee Benefit Plan” means any plan, program, or policy, including but not limited to an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, providing for health or welfare benefits, retirement, deferred compensation, or savings benefits, fringe benefits, incentive compensation, paid time off, or similar benefits.

“Employees” means persons employed at one of the Energy Centers, and who are not covered by the Collective Bargaining Agreement or any other collective bargaining agreement.

“Encumbrance” means any mortgage, deed of trust, claim, charge, easement, encumbrance, lease, covenant, security interest, lien (statutory or otherwise), option, pledge, charge, condition, covenant, easement and any right of first refusal or first offer or other rights of others or restrictions (whether on voting, sale, transfer disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, or other encumbrance or title defect of any kind.

“Energy Centers” means collectively the Grand Tower Energy Center, Gibson City Energy Center and Elgin Energy Center.

“Environmental Laws” means any Governmental Rule relating to pollution or protection of human health, human safety or the environment (including ambient air, surface water, groundwater, wetlands, land surface and subsurface strata), including Governmental Rules relating to emissions, discharges, Releases or threatened Releases of hazardous materials or substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials or substances, including the Comprehensive Environmental Response, Compensation, and Liability Act.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Software” has the meaning set forth in Section 2.2(h).

“FERC” means the Federal Energy Regulatory Commission.

“FIRPTA” means the Foreign Investment in Real Property Tax Act.

“Final Order” shall mean any order of a Governmental Authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated thereby may be consummated has expired (but without the requirement for the expiration of any applicable rehearing or appeal period), and as to which all conditions to the consummation of such transactions prescribed by law have been satisfied or could be satisfied in the future without causing a material adverse effect in the business, condition (financial or otherwise), properties, assets or results of operation of Buyer or the Purchased Assets.

“Gibson City Energy Center” means the 234 nameplate MW simple cycle, natural gas fired power generation facility located at 545 N. Jordan Drive, Gibson City, Illinois.

“Governmental Approval” means any authorization, consent, approval, waiver, exception, variance, order, franchise, permit (including the Permits hereunder), agreement, license or exemption issued by, or entered into with, any Governmental Authority, including any Governmental Filing that constitutes an authorization required in order to consummate the Closing or in connection with the ownership, operation and maintenance of the Purchased Assets or the Energy Centers.

“Governmental Authority” means any federal, state, county, municipal or local government or regulatory or supervisory department, body, political subdivision, commission, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority thereof (including any corporation or other entity owned or controlled by any of the foregoing) having jurisdiction over the matter or Person in question.

“Governmental Filing” means any filings, reports, registrations, notices, applications, certifications or other submissions to or with any Governmental Authority.

“Governmental Rule” means, with respect to any Person, any applicable law, statute, treaty, rule, regulation, permit conditions, ordinance, order, code, judgment, decree, injunction or writ issued by any Governmental Authority.

“Grand Tower Energy Center” means the 488 nameplate MW combined cycle, natural gas fired power generation facility located at 1820 Power Plant Rd., Grand Tower, Illinois.

“Hazardous Substances” means any chemical, material or substance that is listed or regulated under applicable Environmental Laws as a “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant” or “pollutant,” as any of such terms is currently defined or used in any applicable Environmental Law, or that is otherwise listed or regulated under applicable Environmental Laws because it poses a hazard to human health or the environment.

“Indemnified Party” has the meaning set forth in Section 8.4.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Inventory” means those items which are described in Sections 2.1(c) and 2.1(d).

“Knowledge” means the knowledge of the following individuals, including actual knowledge and knowledge or information that would be discovered by a reasonable investigation (except that such a reasonable investigation standard will not require any external investigation in relation to statements regarding Seller’s knowledge as to the actions or omissions of third parties): (a) with respect to Seller, those persons listed on Schedule 1.1(a), and (b) with respect to Buyer, those persons listed on Schedule 1.1(b).

“Losses” means all damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, losses, and expenses and fees, including court costs and reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means any fact, event, change or effect that is (or would reasonably be expected to be) materially adverse to the Energy Centers or the Purchased Assets taken as a whole, or the ability of Seller to consummate the transactions contemplated by this Agreement in a timely manner, except any material adverse effect (a) cured, including by payment of money or credit to the Purchase Price, before the Closing Date, or (b) resulting from an Excluded Matter. For purposes of this definition, “Excluded Matter” means one or more of the following: (i) any change in the national, regional, or local markets or industries in which Seller operates, (ii) any Governmental Rule, other than any Governmental Rule adopted or issued specifically with respect to the Energy Centers or the transactions contemplated by this Agreement, (iii) any change in accounting standards, principles, or interpretations, (iv) any change in the national, regional, or local economic, regulatory, or political conditions, including prevailing interest rates, (v) any matter disclosed in this Agreement, any Schedule or Exhibit hereto, or any other certificate or instrument delivered to Buyer under or in accordance herewith, (vi) any change in the market price of commodities or publicly traded securities, or (vii) any action permitted under this Agreement, all except to the extent that any of the facts, events, changes or effects described in subsections (i) – (vii) above disproportionately and materially impact the Energy Centers or the Purchased Assets, taken as a whole, in relation to other Energy Centers and assets similar to the Energy Centers and the Purchased Assets, taken as a whole.

“MISO” means the Midwest Independent Transmission System Operator, Inc.

“MW” means megawatt.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation and by-laws, and with respect to any limited liability company, its articles or certificate of organization or formation and its operating agreement or limited liability company agreement or documents of similar substance.

“Permit” means any authorization, consent, approval, zoning ordinance (including zoning amendment), site plan approval, subdivision approval, agreement waiver, exception, variance, order, franchise, permit, license or exemption issued by any Governmental Authority in connection with the ownership, operation and maintenance of the Purchased Assets or the Energy Centers, including any Governmental Filing that constitutes an authorization required in connection with the ownership, operation and maintenance of the Purchased Assets or the Energy Centers.

“Permitted Encumbrances” means (i) Encumbrances securing or created by or in respect of any of the Assumed Liabilities; (ii) statutory liens for current Taxes or assessments not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings, none of which contested matters is material; (iii) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity or amount of which is being contested in good faith by appropriate proceedings, none of which contested matters is material, or pledges, deposits, or other liens securing the performance of bids, trade contracts, leases, or statutory obligations (including workers’ compensation, unemployment insurance, or other social security legislation); (iv) usual and customary zoning, entitlement, restriction, and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use or normal operation of the Energy Centers or the Purchased Assets; (v) any Encumbrances set forth in any state, local, or municipal franchise or governing ordinance under which any portion of the Energy Centers or the Purchased Assets is conducted; (vi) all rights of condemnation, eminent domain, or other similar rights of any Governmental Authority; and (vii) such other Encumbrances (including requirements for consent or notice in respect of assignment of any rights) which do not materially interfere with Seller’s current use of the Energy Centers or the Purchased Assets, and do not secure indebtedness or the payment of the deferred purchase price of property (except for Assumed Liabilities).

“Person” means any individual, corporation, partnership, trust, joint venture, unincorporated association, limited liability company, Governmental Authority or other entity.

“Proposed Allocation” has the meaning set forth in Section 9.4(a).

“Purchase Price” has the meaning set forth in Section 2.5.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchased Assets Fair Market Value” means the value of the Purchased Assets determined in accordance with the procedures set forth in the Put Option Agreement.

“Put Option Agreement” has the meaning provided for in the Recitals.

“Put Option Deposit” means the deposit of one hundred million dollars ($100,000,000) paid by Buyer to Seller pursuant to the Put Option Agreement.

“Real Property Interests” has the meaning set forth in Section 2.1(a).

“Related Agreements” means, collectively any other documents, instruments and agreements provided for herein.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Indemnified Party” means Seller and all of its Affiliates, and each of their shareholders, partners, members, investors, directors, officers, employees and agents.

“Seller Additional Consents” has the meaning set forth in Section 4.6.

“Seller Governmental Consents” has the meaning set forth in Section 4.5.

“Seller Required Consents” means, collectively, the Seller Governmental Consents and the Seller Additional Consents.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Tax” means (a) any federal, state, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative minimum, estimated or any other tax of any kind whatsoever, including any interest, penalties and additions to tax thereto.

“Tax Proceeding” means any audit, examination, judicial, or administrative proceeding related to Taxes.

“Threshold Amount” means an amount equal to one percent (1%) of the Purchase Price.

“Transfer Taxes” means any and all transfer, registration, stamp, value added, documentary, sales, excise, use and similar Taxes (including all applicable real estate transfer or gains Taxes) any penalties interest and additions to tax, and fees.

“Union Employees” means persons employed at one of the Energy Centers who are covered by the Collective Bargaining Agreement or any other collective bargaining agreement.

“Workforce” means Employees, Union Employees and individuals formerly employed at one of the Energy Centers, excluding any individual who is a “Transferred Company Employee” (as defined in the AER Transaction Agreement).

Section 1.2 Rules of Interpretation. For purposes of this Agreement, except where otherwise expressly provided or unless the context otherwise necessarily requires:

1.2.1 references to this Agreement shall include a reference to all appendices, annexes, schedules and exhibits hereto, as the same may be amended, modified, supplemented or replaced from time to time;

1.2.2 the words “herein,” “hereof,” “hereunder” and “herewith” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement;

1.2.3 the terms “include,” “includes” and “including” shall be construed to mean “including, without limitation” or “including but not limited to” and shall not be construed to mean that the examples given are an exclusive list of the topics covered;

1.2.4 references to “Articles,” “Sections,” “Schedules” or “Exhibits” (if any) shall be to articles, sections, schedules or exhibits (if any) of this Agreement;

1.2.5 references to a given agreement, instrument or other document shall be a reference to that agreement, instrument or other document as modified, amended, supplemented and restated through the date as of which such reference is made;

1.2.6 references to a Person include its successors and permitted assigns;

1.2.7 the singular shall include the plural and the masculine shall include the feminine and neuter and vice versa; and

1.2.8 reference to a given Governmental Rule is a reference to that Governmental Rule and the rules and regulations adopted or promulgated thereunder, in each case, as amended, modified, supplemented or restated as of the date on which the reference is made.

ARTICLE 2.

Sale and Purchase

Section 2.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller and to pay Seller for, free and clear of all Encumbrances, except the Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all assets and properties of every kind and description owned, leased or used primarily in and for the operation of the Energy Centers, wherever located, real, personal or mixed, tangible or intangible, other than the Excluded Assets (herein collectively called the “Purchased Assets”), including all right, title and interest of Seller in, to and/or under the following:

(a) the real property and the real property interests listed on Schedule 2.1(a), in each case together with all buildings, structures, generators, improvements and fixtures thereon) and all rights, title and interests in and to the rights, privileges, easements, minerals, oil, gas and other hydrocarbon substances on and under such real property, all development rights, air rights, water, water rights, riparian rights, and water stock relating to such real property, any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of such real property, and all roads adjoining or servicing such real property and other appurtenances thereto (collectively the matters described in this Section 2.1(a) are called the “Real Property Interests”);

(b) all other tangible personal property and interests therein, including all machinery, equipment, furniture, furnishings and vehicles, and all warranties against manufacturers or vendors relating thereto, to the extent such warranties are transferable or assignable;

(c) all spare, wear, replacement, consumable or other similar parts or tangible property held for use in connection with the generators, machinery, equipment, furniture, furnishings, vehicles and other tangible personal property described in Section 2.1(b), and all warranties against manufacturers or vendors relating thereto, to the extent such warranties are transferable or assignable;

(d) all raw materials, fuel, supplies and other materials;

(e) all Emissions Credits;

(f) all Governmental Approvals, to the extent such Governmental Approvals can be transferred or assigned to Buyer;

(g) all of the Assumed Agreements (all of which are set forth on Schedule 2.1(g));

(h) all Software other than the Excluded Software;

(i) all rights, defenses, claims or causes of action against third parties relating to the Purchased Assets;

(j) all surveys, books and records (including all data and other information stored on discs, tapes or other media) related to the Purchased Assets, the Assumed Liabilities and the ownership, operation or maintenance of the Energy Centers, except for records which by law Seller is required to retain in its possession; provided that Buyer may to the extent permitted by law retain copies of such surveys, books and records;

(k) all telephone, telex and telephone facsimile numbers and other directory listings (other than internal directory listings of Seller and its Affiliates); and

(l) all tradenames, patents, copyrights, general intangibles and all other intellectual property rights.

Section 2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):

(a) any property interests or rights not owned by Seller;

(b) Seller’s rights, defenses, claims or causes of action against third parties relating to any Excluded Liabilities or Excluded Assets;

(c) all corporate minute books and stock transfer books and the corporate seals of Seller;

(d) any assets that have been disposed of in the ordinary course of business consistent with past practice or otherwise in compliance with this Agreement prior to the Closing;

(e) all cash and cash equivalents, bank deposits, and accounts receivable and all other receivables (including income, sales, payroll or other tax receivables) arising or relating to the periods prior to the Closing, including amounts owed (or reportedly owed) to Seller by MISO;

(f) assets used for performance of central or shared services by the Seller;

(g) all insurance policies of the Seller and rights thereunder, including any such policies and rights in respect of the Purchased Assets or the Energy Centers;

(h) the Software listed on Schedule 2.2(h) (the “Excluded Software”); and

(i) all other assets (including agreements and contracts) of the Seller not owned, leased or used primarily in the operation of the Energy Centers.

Section 2.3 Assumed Liabilities. On the Closing Date, Buyer shall assume and thereafter agree to pay, perform, discharge or otherwise satisfy in accordance with their terms any and all liabilities or obligations whatsoever (whether accrued, absolute, fixed or unfixed, known or unknown, asserted or unasserted, contingent, by guaranty, surety or assumption or otherwise) of Seller or any subsidiaries of Seller to the extent (but only to the extent) arising out of or relating to the Energy Centers and the Assumed Assets, excluding, for the avoidance of doubt, the Excluded Assets (“Assumed Liabilities”). The Assumed Liabilities shall include, but not be limited to, the following:

(a) any obligations under the Assumed Agreements,

(b) any Assumed Environmental Matters, and

(c) any liabilities or obligations attributable to the Workforce, (i) under any Employee Benefit Plan, compensation arrangement, or the Collective Bargaining Agreement. or (ii) arising from Buyer’s or its Affiliates’ breach of any laws applicable to the employment of the Workforce.

Section 2.4 Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform, or otherwise discharge any liabilities or obligations whatsoever (whether accrued, absolute, fixed or unfixed, known or unknown, asserted or unasserted, contingent, by guaranty, surety or assumption or otherwise) to the extent they relate to any Excluded Assets (the “Excluded Liabilities”).

Section 2.5 Purchase Price; Payment; Proration.

2.5.1 Purchase Price. The aggregate purchase price to be paid by Buyer for the purchase of the Purchased Assets shall be the greater of (i) one hundred million dollars ($100,000,000); or (ii) the Purchased Assets Fair Market Value (the “Purchase Price”).

Section 2.6 Payment of Purchase Price. If the Purchase Price is greater than the Put Option Deposit, Buyer shall pay to Seller at Closing by wire transfer to an account designated by Seller the difference between the Purchase Price and the Put Option Deposit.

ARTICLE 3.

Closing Date and Actions at Closing

Section 3.1 Closing Date. Upon and subject to the satisfaction of the conditions contained in Article 6 of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Armstrong Teasdale LLP in St. Louis, Missouri, at 10:00 A.M., local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the parties will take at the Closing itself), or such other date, time and place as the parties may mutually agree (the “Closing Date”). The Closing shall not be deemed to have occurred until all actions necessary to complete the Closing have occurred, and then the Closing shall be effective (with retroactive effect) for all purposes as of 12:01 a.m. on the Closing Date.

Section 3.2 Actions to be Taken at Closing. At the Closing, each of the following shall occur:

3.2.1 Deliveries by Seller to Buyer. Seller shall deliver (or cause to be delivered) the following documents to Buyer, duly executed (as applicable):

(a) The following documents relating to Real Property Interests:

(i) special warranty deeds (the “Deeds”) as to the Real Property Interests owned in fee by Seller, in a form to be reasonably agreed upon by the Buyer and Seller;

(ii) assignments of all easement rights, and other customary conveyancing documents as to the Real Property Interests other than those owned in fee by Seller, in a form to be reasonably agreed upon by the Buyer and Seller; and

(iii) affidavits of Seller as to title and other customary documents reasonably required by a reputable title company to obtain the Title Insurance Policies.

(b) bills of sale and assignments for any Purchased Assets other than the Real Property Interests, in a form to be reasonably agreed upon by the Buyer and Seller;

(c) a certificate of good standing for Seller issued by the Illinois Secretary of State dated not more than five (5) days prior to the Closing Date;

(d) each of the certificates described in Sections 6.2.1 and 6.2.2;

(e) evidence reasonably satisfactory to Buyer that Seller has obtained all of the Seller Required Consents;

(f) the FIRPTA certificate described in Section 9.3;

(g) transfer tax declarations as to the Deeds in customary form required by state and local law, executed by Seller; and

(h) such other documents as Buyer may reasonably request.

3.2.2 Deliveries by Buyer to Seller. Buyer shall deliver the following documents to Seller, duly executed (as applicable):

(a) one or more instruments of assumption of the Assumed Liabilities in a form to be reasonably agreed upon by the Buyer and Seller;

(b) a certificate of good standing for Buyer issued by the Illinois Secretary of State dated not more than five days prior to the Closing Date;

(c) each of the certificates described in Sections 6.3.1 and 6.3.2;

(d) evidence satisfactory to Seller that Buyer has obtained all of the Buyer Required Consents.

(e) such other documents as Seller may reasonably request.

ARTICLE 4.

Representations and Warranties Relating to Seller

Seller hereby represents and warrants to Buyer that the statements contained in this Article 4 are correct and complete as of the date hereof, and will be correct and complete as of the Closing Date, except as otherwise disclosed on the disclosure schedules referenced below. The fact that any item of information is contained in a disclosure schedule shall not be construed as an admission of liability under applicable law, or to mean that such information is material. Unless otherwise indicated, such information shall not be used as the basis for interpreting the term “material,” “materially” or “Material Adverse Effect,” or any similar qualification in this Agreement.

Section 4.1 Due Organization and Qualification. Seller is a corporation duly formed, validly existing and in good standing under the laws of Illinois.

Section 4.2 Power and Authority. Seller has full power and authority to carry on its businesses as now conducted, to own or hold under lease its properties, and to enter into and perform its obligations under each Contract to which it is a party. Seller has authorized the execution, delivery and performance of this Agreement and such other documents, instruments and agreements to which it is a party in connection with the transactions contemplated by this Agreement.

Section 4.3 No Violations. Subject to Seller obtaining the Seller Required Consents, neither the execution nor the delivery of this Agreement or the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, by Seller, will (a) violate any Governmental Rule to which Seller or its assets is subject, except as would not result in a

Material Adverse Effect, (b) violate or conflict with Seller’s Organizational Documents, or (c) except as would not result in a Material Adverse Effect or prevent Seller from consummating the transactions contemplated hereby, violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which any its assets is subject.

Section 4.4 Valid, Binding and Enforceable Obligation. Each of this Agreement and any Related Agreements to which Seller is a party has been duly and validly executed by Seller, and, assuming due authorization, execution and delivery of this Agreement and the Related Agreements by Buyer, constitutes a valid, binding, and enforceable obligation, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

Section 4.5 Governmental Consents. Except for the Governmental Approvals set forth on Schedule 4.5 (collectively, the “Seller Governmental Consents”), no Governmental Approval is necessary in connection with the execution and delivery by Seller of this Agreement and the Related Agreements to which it is a party, or the consummation of the transactions by Seller contemplated hereby and thereby, other than where the failure to obtain a required Governmental Approval would not have a Material Adverse Effect.

Section 4.6 Additional Consents. No filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person (excluding Governmental Authorities) is necessary in connection with the execution and delivery of this Agreement and the Related Agreements by Seller, or the consummation by Seller of the transactions contemplated hereby and thereby.

Section 4.7 No Litigation.

(a) Seller has not received any written notice from a third Person of any pending action or investigation against Seller or request for information from any Governmental Authority or third Person about Seller in connection therewith, which, (a) could result, or has resulted in the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby or (b) could result, or has resulted, in a claim for damages as a result of this Agreement or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby.

(b) Except as would not have a Material Adverse Effect, since September 30, 2012, Seller has not received any written notice from any third Person of any claim or pending action or investigation against Seller or request for information by any Governmental Authority or third Person about Seller in connection therewith which, in either case, relates to the Purchased Assets or the business or operations of the Energy Centers.

Section 4.8 Absence of Certain Changes. Seller has not (a) suffered any damage, destruction or other casualty loss with respect to any of the Purchased Assets in excess of $1,000,000, or (b) suffered any Material Adverse Effect.

Section 4.9 No Undisclosed Liabilities. To Seller’s Knowledge, except for (i) matters arising under the Assumed Agreements and (ii) liabilities incurred in the ordinary course of business consistent with past practice (none of which relate to any breach of contract, tort, infringement or product liability) there are no liabilities or obligations of Seller with respect to the Purchased Assets or the Energy Centers of any nature (whether accrued, absolute, fixed or unfixed, known or unknown, asserted or unasserted, contingent, by guaranty, surety or assumption or otherwise).

Section 4.10 Contracts.

(a) Schedule 4.10(a) sets forth a list of each material agreement, contract, instrument, license and franchise to which Seller is a party and which relates to the Energy Centers (other than any agreement, contract, instrument, license or franchise which has been terminated or under which the Seller has no remaining rights or obligations), including any agreement, contract, instrument, license and franchise which relates to the ownership, operation or maintenance of the Energy Centers or the sale of electric energy, capacity, ancillary services or Emissions Credits from or relating to the Energy Centers or the interconnection of the Energy Centers to any transmission or distribution system (collectively, to the extent material, the “Contracts”). A true, correct and complete copy of the current form of each Contract has been made available to Buyer. For purposes of this Section 4.10(a), “material” refers to any agreement, contract, instrument, license and franchise involving annual consideration in excess of $100,000 and cannot be terminated without penalty or premium upon written notice (not to exceed 90 days written notice).

(b) The Seller has performed in all material respects all obligations required to be performed by it under each Contract, as the case may be, and has observed all terms required to be observed by it under such Contracts.

Section 4.11 Labor Matters. Seller is a party to the collective bargaining agreement described on Schedule 4.11 (the “Collective Bargaining Agreement”). At the time of execution of this Agreement, there is no labor strike, slow down, work stoppage, or lock-out pending or, to Seller’s Knowledge, threatened with respect to Seller, any Purchased Asset or the Energy Centers. To Seller’s Knowledge it is in compliance with applicable laws respecting labor, employment and employment practices, its collective bargaining agreement and wages and hours, and there is no unfair labor practice charge or complaint against Seller or involving the Purchased Assets pending or, to Seller’s Knowledge, threatened before the National Labor Relations Board or any similar Governmental Authority with respect to Seller, any Purchased Asset or the Energy Centers. There is no pending or, to Seller’s Knowledge, threatened employee or governmental claim or investigation regarding employment matters, including any charges before the Equal Employment Opportunity Commission, state employment practice agency, state or federal Departments of Labor, or audits by the Office of Federal Contract Compliance Programs.

Section 4.12 Legal Compliance; Governmental Approvals.

(a) Seller is, and to its Knowledge has at all times been, in compliance in all respects with all Governmental Rules with respect to the Energy Centers and the Purchased Assets, except for such noncompliance as would not have a Material Adverse Effect.

(b) The Seller has timely filed all applications, reports and other disclosures required by Governmental Rules in each case where the failure to do so could result in a Material Adverse Effect.

Section 4.13 Environmental, Health and Safety Matters.

(a) Seller is in compliance with all applicable Environmental Laws, except as would not have a Material Adverse Effect.

(b) Within the last three (3) years, Seller has not received any written notice, report or other information alleging, and to Seller’s Knowledge there are no conditions that constitute, a violation of Environmental Laws, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) relating to the Energy Centers arising under Environmental Laws, except as would not have a Material Adverse Effect.

(c) Seller has not caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, disposal, Release, transport or handling of any Hazardous Substances at any of the Purchased Assets that has resulted in (i) an investigation or cleanup required under Environmental Laws or (ii) a violation of any Environmental Law, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(d) There are no pending or, to Seller’s Knowledge, threatened legal proceedings with respect to the Purchased Assets alleging or concerning any violation of or responsibility or liability under any Environmental Law or the Release, threatened Release or presence of any Hazardous Substances at, on, beneath, to, from or in the indoor or outdoor environment at any of the Purchased Assets or any off-site location (including soil sediment, surface water, groundwater, air or any component of a structure), except as would not have a Material Adverse Effect.

(e) Seller holds all material Governmental Approvals from all Governmental Authorities under all Environmental Laws required for the Energy Centers and the Purchased Assets and is in compliance with all such Governmental Approvals (except for such noncompliance as would not have a Material Adverse Effect). There are no pending or, to Seller’s Knowledge, threatened actions seeking to modify, revoke or deny renewal of any such Governmental Approvals.

(f) Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, all matters relating in any way to compliance with or liability under or in connection with any representations and warranties regarding Environmental Laws and related matters shall be governed exclusively by this Section 4.13.

Section 4.14 Ownership of Purchased Assets; Permitted Encumbrances. Seller owns or leases all of the Purchased Assets, free and clear of all Encumbrances except for the Permitted Encumbrances.

Section 4.15 Real Property Interests. The Real Property Interests (and each portion thereof) are in all material respects suitable and sufficient for the uses to which they are currently being used by Seller or contemplated by Seller to be used in connection with the Energy Centers. With respect to all Real Property Interests:

(a) Seller has good, valid, marketable and insurable fee simple title to the Real Property Interests (including any and all appurtenant easements or other similar appurtenant rights), in each case free and clear of any Encumbrances (other than Permitted Encumbrances);

(b) each easement, license or other agreement or instrument benefiting, entered into or obtained by Seller with respect to any portion of gas supply rights or other utility or access rights, whether or not appurtenant to the Real Property Interests constituting fee simple or leasehold interests in the Energy Centers, and which burden real properties owned by parties other than Seller (any such burdened real property, a “Burdened Property”) is, to Seller’s Knowledge, a valid and binding agreement in full force and effect and enforceable by Seller against the other parties thereto, no default or claim of default by Seller or, to Seller’s Knowledge, by any other party exists under any provision thereof and no condition or event exists which after notice or lapse of time or both would constitute a default thereunder by Seller or, to Seller’s Knowledge, any other party; and

(c) except as set forth on Schedule 4.7(b), there are no pending or, to Seller’s Knowledge, threatened condemnation or similar proceedings for assessment or collection of taxes, impact fees or special assessments relating to any of the Real Property Interests, and no condemnation or eminent domain proceeding or other such similar proceeding against any of the Real Property Interests is pending or threatened.

Section 4.16 Good Faith. To Seller’s Knowledge, the negotiations regarding the transactions contemplated by this Agreement have been conducted in good faith and at arms-length.

ARTICLE 5.

Representations and Warranties Relating to Buyer

Buyer represents and warrants to Seller that the statements in this Article 5 are correct and complete as of the date hereof, and will be correct and complete on the Closing Date.

Section 5.1 Due Organization. Buyer is an Illinois limited liability company, duly organized and validly existing under the laws of the state of Illinois.

Section 5.2 Power and Authority. Buyer has full power and authority to enter into and perform its obligations hereunder and under the Related Agreements to which it is a party, and to consummate the transactions herein and therein contemplated in accordance with the terms, provisions and conditions hereof and thereof. Buyer has duly and validly authorized the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party in connection with the transactions contemplated by this Agreement.

Section 5.3 Valid, Binding and Enforceable Obligations. Each of this Agreement and the Related Agreements to which Buyer is a party has been duly and validly executed by Buyer and, assuming due authorization, execution and delivery of this Agreement and the Related Agreements by the Seller constitutes a valid, binding and enforceable obligation, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and the enforcement of debtors’ obligations generally and by general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law.

Section 5.4 No Violations. Subject to Buyer obtaining the Buyer Required Consents, neither the execution or delivery by Buyer of this Agreement and the Related Agreements to which it is a party, nor the consummation of the transactions contemplated hereby and thereby will (a) violate any Governmental Rule to which it is subject or its Organizational Documents, except as would not materially and adversely impact Buyer’s ability to consummate the transactions contemplated herein in a timely manner, or (b) except as would not result in a Material Adverse Effect or prevent Buyer from consummating the transactions contemplated hereby, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it or any of its assets is subject.

Section 5.5 Governmental Consents. Except for the Governmental Approvals set forth on Schedule 5.5 (collectively, the “Buyer Governmental Consents”), no Governmental Approval is necessary in connection with the execution and delivery of this Agreement and the Related Agreements by Buyer or the consummation of the transactions by Buyer contemplated hereby and thereby, other than where the failure to obtain a required Governmental Approval would not materially and adversely impact Buyer’s ability to consummate the transactions contemplated herein in a timely manner.

Section 5.6 Additional Consents. No filing, registration, qualification, notice, consent, approval or authorization to, with or from any Person (excluding Governmental Authorities) is necessary in connection with the execution and delivery of this Agreement and the Related Agreements by Buyer, or the consummation of the transactions by Buyer contemplated hereby.

Section 5.7 No Litigation. Buyer has received no written notice from a third Person of any pending action or investigation against Buyer or request for information from any Governmental Authority or third Person about Buyer in connection therewith, and Buyer has no Knowledge of any notice from a third Person of any threatened action or investigation against Buyer or request for information by any Governmental Authority or third Person about Buyer in connection therewith, which, in either case, could result, or has resulted, in (a) the institution of legal proceedings to prohibit or restrain the performance of this Agreement or any of the Related Agreements, or the consummation of the transactions contemplated hereby or thereby, or (b) a claim for damages as a result of this Agreement or any of the Related Agreements.

Section 5.8 Due Diligence. Buyer has had the opportunity to inspect the Purchased Assets and all of the information made available by Seller, and to ask questions of and receive answers from the Seller with respect to the Purchased Assets and the Energy Centers, and otherwise to conduct all due diligence it deems necessary with respect to the subject matter of this Agreement.

Section 5.9 Exculpation. Buyer agrees that except for the representations and warranties expressly set forth in this Agreement and the Related Agreements, the Purchased Assets are being sold on an “AS IS, WHERE IS” basis and in “WITH ALL FAULTS” condition. Without limiting the generality of the foregoing, except for the representations and warranties expressly set forth in this Agreement and the Related Agreements Seller makes no written or oral representation or warranty, either express or implied, with respect to the fitness, merchantability or suitability of the Energy Centers or the Purchased Assets for any particular purpose or the operation of the Energy Centers or the Purchased Assets by Buyer.

Section 5.10 Good Faith. To Buyer’s Knowledge, the negotiations regarding the transactions contemplated by this Agreement have been conducted in good faith and at arms-length.

ARTICLE 6.

Conditions Precedent to Closing

Section 6.1 Conditions Precedent to the Parties’ Obligations. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, the parties of each of the following conditions on or prior to the Closing:

6.1.1 No Termination. This Agreement shall not have been terminated pursuant to Article 10.

6.1.2 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending before any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

6.1.3 No Violations. The consummation of the transactions contemplated hereby and by the Related Agreements shall not violate any Governmental Rule.

Section 6.2 Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, Buyer, of each of the following conditions on or prior to the Closing:

6.2.1 Seller’s Representations True and Correct; Certificate. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (other than any representation or warranty qualified as to materiality, which shall be true and correct in all respects) as of the Closing Date as if made on the Closing Date, except to the extent that any such representation and warranty is made as of a specified date, in which case such representation and warranty shall have been true and correct in all material respects as of such date (unless the circumstances that made any such representation or warranty false or misleading at the time shall no longer be continuing), and Seller shall have executed and delivered to Buyer a certificate confirming the same.

6.2.2 Seller’s Compliance with Covenants; Certificate. Seller shall have performed and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, and Seller shall have executed and delivered to Buyer a certificate confirming the same.

6.2.3 Execution and Delivery of Related Agreements. Each of the Related Agreements to which Seller is a party shall have been duly authorized, executed and delivered by the parties thereto other than Buyer, and shall be in full force and effect on the Closing Date without any material breach hereof or thereof having occurred and be continuing hereunder or thereunder. The documents contemplated to be delivered pursuant to Section 3.2.1 hereof shall have been delivered by the Seller to Buyer.

6.2.4 Consents. All Buyer Required Consents shall have been duly obtained and shall continue to be in full force and effect.

6.2.5 No Material Adverse Change. From the date hereof through the Closing, (a) there shall have been no material adverse change in the condition, compliance, operation, business, assets, liabilities or prospects of the Energy Centers, the Purchased Assets or the Assumed Liabilities, which would result in a Material Adverse Effect, and (ii) no material loss or damage shall have been sustained to the Purchased Assets, whether or not insured, which would result in a Material Adverse Effect.

6.2.6 Lien Releases. Seller shall have obtained and delivered all lien releases and instruments necessary for the release and termination of any liens, security interests and encumbrances upon the Purchased Assets, including all releases and terminations for all mortgages, assignments and UCC financing statements, except for the Permitted Encumbrances.

Section 6.3 Conditions Precedent to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of, or waiver by, Seller, of each of the following conditions on or prior to the Closing:

6.3.1 Buyer’s Representations True and Correct; Certificate. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (other than any representation or warranty that contains a materiality standard, which shall be true and correct in all respects) as of the Closing Date as if made on the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date (unless the circumstances that made any such representation or warranty false or misleading at the time shall no longer be continuing) and Buyer shall have executed and delivered to Seller a certificate confirming the same.

6.3.2 Buyer’s Compliance with Covenants; Certificate. Buyer shall have performed and complied with in all material respects all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date and Buyer shall have executed and delivered to Seller a certificate confirming the same.

6.3.3 Execution and Delivery of Related Agreements. Each of the Related Agreements to which Buyer is a party shall have been duly authorized, executed and delivered by the other parties thereto and shall be in full force and effect on the Closing Date without any material breach hereof or thereof having occurred and continuing hereunder or thereunder.

6.3.4 Consents. All Seller Required Consents shall have been duly obtained and shall continue to be in full force and effect.

Section 6.4 Frustration of Closing Conditions. No party may rely on the failure of any conditions set forth in this Article 6 to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 7.3.

ARTICLE 7.

Additional Covenants

Section 7.1 Conduct of Business. Except as expressly contemplated by this Agreement or the AER Transaction Agreement, from the date of this Agreement until the Closing, Seller shall carry on its businesses and operations in the ordinary course consistent with past practice and prudent utility practices, and continue to use, operate, maintain and repair all Purchased Assets in good operating condition and repair and in accordance with all Governmental Approvals, all Contracts and all applicable Governmental Rules and otherwise in accordance with prudent business and utility practices consistent with past practice.

Section 7.2 General Pre-Closing Covenants of Seller. Until the Closing Date, Seller shall, unless Buyer shall otherwise agree in writing, or except as shall otherwise be required in order to comply with the requirements of any Contract, Governmental Rule or Governmental Approval, do or cause to be done the following:

7.2.1 Full Access. Permit Buyer and its representatives, agents, counsel and accountants upon reasonable notice and in compliance with reasonable rules and regulations of Seller (and any Affiliate thereof) to have access, at Buyer’s expense, during normal business hours to all properties, books, accounts, records, contracts, files, correspondence and documents of or relating to the Purchased Assets, and permit Buyer to cause its agents to conduct such reviews, inspections, surveys, tests and investigations of the Energy Centers, the Purchased Assets and the Assumed Liabilities, as Buyer deems reasonably necessary or advisable regarding Buyer’s due diligence review or preparations for Closing, so long as the same does not unreasonably interfere with the conduct of business by Seller (or its Affiliates); provided, however, that Buyer will not be entitled to conduct any “Phase 2” environmental studies or assessments or take any samples of water or other materials or conduct any tests that involve removing soil or penetrating the subsurface of any lands; provided, further, that Buyer will indemnify and hold harmless Seller from and against any Losses caused to them by or in connection with any such reviews, inspections, surveys, tests and investigations by Buyer or its representatives, agents, counsel and accountants (including restoring any such premises to the condition substantially equivalent to the condition such premises were in prior to any such investigation).

7.2.2 Furnishing Information. To the extent not otherwise publicly available through FERC, the U.S. Securities and Exchange Commission, the Illinois Environmental Protection Agency, the Illinois Public Utilities Commission, the Illinois Secretary of State or the applicable county registrar, make available or cause to be made available to Buyer and its representatives originals or copies of all Governmental Approvals, Contracts and other documents, records, data and information concerning such businesses, assets, finances and properties of or relating to the Energy Centers, the Purchased Assets or the Assumed Liabilities that may be reasonably requested by Buyer, in each case that are in the possession or control of any Seller Party. If Buyer desires to retain copies of any such information, the cost of making such copies shall be for Buyer’s account. To the extent reasonably requested by Buyer, Seller will assist Buyer in obtaining such information relating to the Purchased Assets that is reasonably available to Seller.

7.2.3 Representations and Warranties. Refrain from doing, or causing to be done, or permitting (to the extent within its reasonable control) to occur anything which would cause the representations and warranties set forth in Article 4 or hereof from being true, complete and accurate in all material respects on the Closing Date.

7.2.4 Notification. Promptly after obtaining knowledge of the same notify Buyer in writing of any event, circumstance or condition that results in, with the passage of time or notice, or both, would reasonably be likely to result in (a) any representation or warranty made to or for the benefit of Buyer under this Agreement being false in any material respect at any time, (b) any condition to Closing for the benefit of Buyer being unable to be satisfied or (c) the inability of Seller to perform any of its obligations hereunder. Notwithstanding the giving of any notice under this Section 7.2.4, the closing condition set forth in Section 6.2.1 must be satisfied (or waived by Buyer) in accordance with its terms.

Section 7.3 Filings, Consents and Satisfaction of Closing Conditions. As promptly as practicable, Seller and Buyer shall each use its commercially reasonable efforts to make, or cause to be made, all such filings and submissions and obtain or cause to be obtained all such consents and approvals applicable to it, in order to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. Each party will reasonably cooperate with the other with respect to all such filings, submissions consents and approvals, as requested by the party seeking the same. Copies of all filings and submissions, consents and approvals received by any party shall promptly be delivered to the other parties hereto. Seller and Buyer will each execute and deliver at the Closing each document such entity is required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to Closing within such entity’s reasonable control, and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

Section 7.4 Provision of Information. The originals (or where not available a copy thereof) of the books and records, accounts, contracts and other documents (including all Contracts and Governmental Approvals) constituting Purchased Assets or Assumed Liabilities shall be delivered to Buyer on the Closing Date or promptly thereafter, but in no event later than fifteen (15) days after the Closing Date, subject to the right of Seller to have access to such originals for review and copying (at Seller’s expense) upon certification of reasonable need therefor. Such originals shall be delivered at the Closing or at such other locations as mutually agreed by the parties.

Section 7.5 Credit Support Obligations. Schedule 7.5 sets forth each guarantee and other credit support obligation of Seller (other than any Assumed Agreement) under or related to the Assumed Agreements (the “Credit Support Obligations”). Buyer agrees that, to the extent reasonably required by a beneficiary of any such Credit Support Obligation, Buyer shall deliver to each such beneficiary a replacement guarantee or other credit support obligation acceptable to such beneficiary, with respect to each Credit Support Obligation of the Seller.

Section 7.6 Employee Matters.

(a) Effective as of immediately before the Closing , Buyer (i) shall cause the employment of each Employee and Union Employee to be transferred to Buyer , and (ii) shall assume the obligations of the Seller under the Collective Bargaining Agreement.

(b) Nothing contained herein shall be construed to require the Buyer to continue the employment of any Employee or Union Employee for any period of time following the Closing, or to restrict the ability of the Buyer to terminate the employment of any Employee or Union Employee, or to amend or terminate any Employee Benefit Plan, or otherwise to alter in any way the terms and conditions of employment of the Employees or Union Employees, after the Closing, to the maximum extent permitted by applicable law and, with respect to Union Employees, the Collective Bargaining Agreement.

Section 7.7 Further Assurances. Each party shall, on request, before, on and after the Closing Date, cooperate with each other by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably requested by any of the parties or their counsel to consummate or otherwise further implement or effectuate the transactions contemplated by this Agreement and the Related Agreements; provided that no party shall be required to incur any additional liability or unreimbursed expenses in connection with any such request.

Section 7.8 Revenue Allocation. Each of the parties hereby agrees to use commercially reasonable efforts to amend its current contractual arrangement, if any, with Ameren Energy Marketing Company (“AEM”) so that the revenues received by AEM from capacity, energy and/or ancillary services sales sourced solely from one or more of the transferred Energy Centers is allocated by AEM solely to the owner of such applicable Energy Center.

ARTICLE 8.

Remedies for Breaches of this Agreement

Section 8.1 Survival.

The representations and warranties of Buyer shall survive for one year following the Closing Date.

Section 8.2 Remedies of Buyer and Indemnification by Seller.

(a) Seller shall indemnify, defend, reimburse and hold harmless the Buyer Indemnified Parties from and against any and all Losses due to the Excluded Liabilities, without any application of the Threshold Amount or Cap Amount.

Section 8.3 Indemnification by Buyer. In the event that Buyer breaches any of its representations, warranties, covenants and agreements contained herein and, provided that Seller makes a written claim for indemnification against Buyer pursuant to Section 11.7 regarding a fact, event or circumstance occurring within the applicable survival period specified in Section 8.1, then Buyer shall indemnify, defend, reimburse and hold harmless a Seller Indemnified Party from and against the entirety of any Losses suffered by a Seller Indemnified Party in connection with such breach; provided, however, that (i) Buyer shall only have any obligation to indemnify, defend, reimburse and hold harmless any Seller Indemnified Party from and against Losses arising from a breach of representations or warranties to the extent the Seller Indemnified Party has suffered Losses by reason of such breach in excess of the Threshold Amount (it being understood that subject to the following clause (ii), the full amount of such Losses (including the Threshold Amount) shall be indemnifiable), and (ii) the maximum amount of all indemnification payments with respect to representations and warranties made by Buyer under this Section 8.3 to any and all Seller Indemnified Parties shall not exceed an amount equal to the Cap Amount. Buyer will indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses due to (i) the Assumed Liabilities, (ii) breaches of covenants or agreements (other than representations and warranties), or (iii) matters constituting fraud or intentional misrepresentation, all without any application of the Threshold Amount or Cap Amount.

Section 8.4 Procedure for Third-Party Claims. Promptly after receipt by a party (the “Indemnified Party”) of notice of a claim by a third party which may give rise to a claim for indemnification against the other party (the “Indemnifying Party”), the Indemnified Party shall notify the Indemnifying Party thereof in writing; provided, however, that the failure promptly to give such notice shall not affect any right to indemnification hereunder except to the extent that such failure has prejudiced the Indemnifying Party. The Indemnifying Party shall, within ten (10) days of receipt of such written notice, assume on behalf of the Indemnified Party and conduct with due diligence and in good faith the defense thereof with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (a) the Indemnified Party shall have the right to be represented therein by advisory counsel of its own selection and at its own expense and (b) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from, additional to or inconsistent with those available to the Indemnifying Party, the Indemnified Party shall have the right to select separate counsel reasonably acceptable to the Indemnifying Party to participate in the defense of such action on its own behalf at the expense of the Indemnifying Party (in lieu of any counsel required to be retained pursuant to the portion of this sentence preceding this proviso). If an Indemnifying Party fails to assume the defense of an indemnifiable claim, then the Indemnified Party may at the Indemnifying Party’s expense, and without prejudice to its right to indemnification, contest (or, with the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed), settle) such claim. The Indemnifying Party may not enter into a settlement with respect to any indemnifiable claim without the consent of the Indemnified Party unless such settlement is limited to a payment of money for which the Indemnified Party is fully indemnified by the Indemnifying Party. The parties will cooperate fully with one another in connection with the defense, negotiation or settlement of any indemnifiable claim.

Section 8.5 Waiver of Closing Conditions. The parties acknowledge and agree that if any party hereto has Knowledge of a material failure of any condition set forth in Article 6 or of a material breach by any other party of any covenant or agreement contained in this Agreement, and such party proceeds with the Closing, such party shall be deemed to have waived such condition or breach (but then only to the extent of such party’s Knowledge at Closing) and such party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to this Article 8, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any Related Agreement.

Section 8.6 Materiality, Mitigation, Etc; Indemnification Payments as Adjustments to the Purchase Price.

(a) Notwithstanding anything herein to the contrary, after the occurrence of a breach of any representations and warranties contained herein or in the Related Agreements, any standard, threshold or reference to “material,” “Material Adverse Effect” or other materiality qualifiers shall be disregarded for purposes of determining the Losses of an Indemnified Party under Article 8.

(b) An Indemnified Party shall use commercially reasonable efforts to mitigate all losses, damages and the like relating to a claim under this Article 8, including availing itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at law or in equity. The Indemnified Party’s commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Loss or expenses for which indemnification would otherwise be due.

(c) An Indemnifying Party shall, upon the making of any indemnification payment, be subrogated in full to the rights of the Indemnified Party with respect to the losses, damages and the like to which such indemnification relates to the extent of any indemnification payment.

(d) All indemnification payments under this Article 8 shall be deemed adjustments to the Purchase Price.

Section 8.7 Exclusive Remedy. The parties acknowledge and agree that, should the Closing occur, the foregoing remedy and indemnification provisions of this Article 8 together with and the provisions of the Deeds shall be the sole and exclusive remedy of the parties with respect to the transactions contemplated by this Agreement (other than Sections 7.6 and 7.7), except in the event of fraud on the part of Buyer. In furtherance of the foregoing, each party hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it has against the other party arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article 8).

ARTICLE 9.

Tax Matters

Section 9.1 Sales and Transfer Taxes. Transfer Taxes in connection with the transfer of the Purchased Assets or otherwise in connection with the consummation of the transactions contemplated by this Agreement and the Related Agreements shall be paid by Buyer.

Section 9.2 FIRPTA Certificate. Seller shall deliver to Buyer at the Closing a certificate, in form and substance reasonably satisfactory to Buyer, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

Section 9.3 Purchase Price Allocation.

(a) Buyer shall present a draft (the “Proposed Allocation”) of the Purchase Price allocation (the “Allocation”), prepared in accordance with the provisions of Section 1060 of the Code, to Seller for review within one hundred eighty (180) days after the Closing Date. Seller shall assist Buyer in the preparation of the Proposed Allocation and Buyer shall provide Seller and its respective employees, agents and representatives access at all reasonable times to the personnel, properties, books and records of Seller for such purpose. Except as provided in Section 9.4(b), at the close of business on such date that is thirty (30) days after delivery of the Proposed Allocation, the Proposed Allocation shall become binding upon Buyer and Seller, and shall be the Allocation.

(b) Seller shall raise any objection to the Proposed Allocation in writing within 30 days of the delivery of the Proposed Allocation. If Seller raises any such objection, Buyer shall negotiate in good faith to resolve any disputes with respect to the Proposed Allocation. If Buyer and Seller cannot resolve any such disputes, they will enter into binding arbitration with respect to the disputed items with an arbiter agreed to by the parties. The costs of such arbiter shall be borne equally by the Seller, on the one hand, and Buyer, on the other.

(c) Seller and Buyer agree, for all Tax purposes, to allocate any adjustment to the Purchase Price to the item or items to which it is principally attributable.

ARTICLE 10.

Termination

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

(a) by the mutual agreement of Buyer and Seller in writing;

(b) by written notice from Buyer to Seller, or from Seller to Buyer, as applicable, if at any time (i) the other party fails to perform any material obligation hereunder in a timely manner and fails to cure the same promptly after written notice thereof, or (ii) any representation or warranty of the other party hereunder proves to be false in any material respect (or with respect to any representation or warranty with a materially standard, in all respects) and is not promptly cured after written notice thereof, except to the extent that any such representation or warranty is made as of a specified date, in which case, such representation or warranty shall have been true and correct in all material respects as of such date unless the circumstances that made any such representation or warranty false or misleading at the time shall no longer be continuing; and

(c) by written notice from either party hereto to the other party hereto if the Closing contemplated hereunder has not taken place on or before March 14, 2014, as such date may be extended by either party hereto for up to thirty (30) additional days to the extent required by such party to obtain Seller Governmental Consents or Buyer Governmental Consents, as the case may be; provided, however, that a party hereto may not terminate this Agreement if the Closing fails to occur because conditions to Closing within the control of such party have not been satisfied; and

Section 10.2 Effect of Termination. In the event that this Agreement is terminated pursuant to this Article 10, then no party hereto shall have any further liability or obligation to any other party hereunder, except to the extent resulting from a party’s breach of its obligations hereunder provided, that the following provisions shall survive termination: (a) Article 8, (b) this Section 10.2, and (c) Article 11.

ARTICLE 11.

Miscellaneous

Section 11.1 Transaction Costs. Except as otherwise expressly provided herein, Buyer, on the one hand, and Seller, on the other, shall pay all of its own costs and expenses (including attorneys’ fees and other legal costs and expenses and accountants’ fees and other accounting costs and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 11.2 Entire Agreement. This Agreement and the Put Option Agreement represent the entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes all other negotiations, understandings and representations (if any) made by and among such parties.

Section 11.3 Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by each of the parties hereto.

Section 11.4 Assignments. No party hereto shall assign its rights and/or obligations hereunder without the prior written consent of each other party to this Agreement.

Section 11.5 Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 11.6 Headings. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

Section 11.7 Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) (a) hand delivered by messenger or courier service, (b) delivered by express courier service (e.g., FedEx), (c) telefaxed or (d) mailed by registered or certified mail (postage prepaid), return receipt requested, addressed as follows:

To Buyer:

Attn:
AmerenEnergy Medina Valley Cogen L.L.C.
1901 Chouteau Avenue
St. Louis, Missouri 63103
Attention: General Counsel

To Seller:

Attn: Christopher A. Iselin
Ameren Energy Generating Company
1500 Eastport Plaza Drive
Collinsville, IL 62234

or to such other address as any party may designate by notice complying with the terms of this Section 11.7. Each such notice shall be deemed delivered (i) on the date actually delivered if by messenger or courier service or express courier service; (ii) on the date of confirmed answer-back if by telefax so long as a duplicate copy is sent immediately by methods (a), (b), or (d) above; and (iii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

Section 11.8 Severability. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

Section 11.9 Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver or any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

Section 11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution or delivery by telefax, email or other electronic means of a signature page shall be binding upon any party so confirming or delivering.

Section 11.11 Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois other than any thereof that would require or permit the application of the laws of any other jurisdiction.

Section 11.12 No Consequential Damages. Notwithstanding anything to the contrary herein, but except for penalties, fines, fees, taxes, court costs and reasonable attorneys’ fees and expenses included within Losses indemnified under Article 8 no party to this Agreement shall be liable to another party for special, punitive, indirect, incidental or consequential loss or damage of any nature, including loss of use or loss of profit or revenue, and each party hereby releases each other party, its Affiliates and their respective directors, officers, employees, successors, assigns, agents and contractors from any such liability.

Section 11.13 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person except the parties hereto and their Affiliates any rights or remedies hereunder or shall create any third party beneficiary rights in any person, including, with respect to continued or resumed employment, any employee or former employee of the Seller (including any beneficiary or dependent thereof). No provision of this Agreement shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.

Section 11.14 Conflicts. To the extent any term or provision of the AER Transaction Agreement is in conflict with any term or provision of this Agreement or any Annex, Exhibit or Schedule hereto, the terms and provisions of the AER Transaction Agreement shall govern solely to the extent of such conflict.

Section 11.15 Time of Essence. Time is of the essence with respect to the performance of any obligation under this Agreement.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused their duly authorized representatives to execute and deliver this Agreement as of the date first set forth above.

AMERENENERGY MEDINA VALLEY COGEN L.L.C.

By:	/s/ Martin J. Lyons, Jr.
Name:	Martin J. Lyons, Jr.
Title:	Executive Vice President and Chief Financial Officer

AMEREN ENERGY GENERATING COMPANY

By:	/s/ Gregory L. Nelson
Name:	Gregory L. Nelson
Title:	Senior Vice President, General Counsel and Secretary